2

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:

         Preliminary Proxy Statement
x        Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12 Confidential, for the use of the Commission Only (as permitted by Rule 14a-6(e)(2)


                        AVENUE ENTERTAINMENT GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
x        No fee required

         Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.
         (1)   Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

(4)      Date Filed:

                        AVENUE ENTERTAINMENT GROUP, INC.
                      11755 WILSHIRE BOULEVARD, SUITE 2200
                              LOS ANGELES, CA 90025

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To The Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Avenue Entertainment Group, Inc. (the "Company") which will be held at the offices of GP Strategies Corporation, 9 West 57th Street, Suite 4170, New York, New York on December 3, 1998 at 11:00 A.M. New York City Time for the following purposes:

                   To elect two Class I Directors for a term of three years.

                   To transact any such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on October 26, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting or at any adjournments or postponements thereon. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the place where the meeting is to be held.

                                             By Order of the Board of Directors

                                             Gene Feldman
                                             Chairman of the Board

New York, New York
November __, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                        AVENUE ENTERTAINMENT GROUP, INC.
                      11755 WILSHIRE BOULEVARD, SUITE 2200
                              LOS ANGELES, CA 90025

                                 PROXY STATEMENT

                                                            November 11, 1998

         This accompanying Proxy is solicited by and on behalf of the Board of Directors of Avenue Entertainment Group, Inc. (the "Company") for use only at the Annual Meeting of Stockholders to be held at the offices of GP Strategies Corporation, 9 West 57th Street, Suite 4170, New York, New York on the 3rd day of December, 1998 and any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was November 11, 1998.

         Each Proxy executed and returned by a Stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or to the Inspector of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocations.

         The shares represented by each properly executed proxy solicited by the Board of Directors and received by the Company will be voted as specified by the stockholder on the proxy. If no such specification is made, shares will be voted FOR the two nominees for election as Directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of common stock, par value $.01 per share (the "Common Stock"), present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise received a plurality of the votes.


                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on October 26, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on October 26, 1998 consisted of 4,108,838 shares of Common Stock, each entitled to one vote. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast. Cary Brokaw, President and Chief Executive Officer of the Company and GP Strategies Corporation ("GP"), who beneficially own 1,411,350 and 1,067,900 shares, respectively, of the outstanding Common Stock as of October 26, 1998 (representing approximately 37.7% and 26.0%, respectively, of the votes entitled to be cast at the meeting), have advised the Company that they currently intend to vote all of the shares of Common Stock they beneficially own for the election of the two Class I directors named herein.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of the Common Stock beneficially owned as of October 26, 1998 by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

Name and Address                         Amount and Nature           Percent
of Beneficial Owner                  of Beneficial Ownership*      of Class(1)

Cary Brokaw                                 1,631,350(2)              37.7%
c/o Avenue Entertainment Group, Inc.
11755 Wilshire Boulevard
Suite 2200
Los Angeles, CA 90025

GP Strategies Corporation                    1,067,900                26.0%
9 West 57th Street
New York, New York 10019

Gene Feldman                                  396,700(3)               9.1%
c/o Avenue Entertainment Group, Inc.
9 West 57th Street - Suite 4170
New York, NY 10019

* As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of the Common Stock or the sole or shared investment power with respect to such Common Stock.

          The percentage of class calculation assumes for each beneficial owner that all the options are exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

          Includes vested options to purchase up to 180,000 shares of Common Stock at a price of $1.70 per share, exercisable until September 30, 2006 and vested options to purchase up to 40,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007. Does not include unvested options to purchase up to 120,000 shares of Common Stock at a price of $1.70 per share, exercisable until September 30, 2006 and unvested options to purchase up to 60,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007.

          Does not include 17,500 shares of Common Stock and 40,000 vested stock options which are owned by Mr. Feldman's wife, Suzette St. John Feldman, as to which Mr. Feldman disclaims beneficial ownership. Includes vested options to purchase up to 200,000 shares of Common Stock at a price of $0.32 per share, exercisable until August 11, 2000 and vested options to purchase up to 30,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007. Does not include unvested options to purchase up to 45,000 shares of the Common Stock at a price of $3.00 per share, exercisable until February 19, 2007.


            SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

         The following table sets forth as of October 26, 1998, beneficial ownership of shares of Common Stock of the Company by each director, each of the named executive officers and all directors and executive officers as a group.

                           Total Number of Shares                  Percent of
                            of Common Stock                          Common
Name                       Beneficially Owned                       Stock(1)

Cary Brokaw                    1,631,350(2)                          37.7

Gene Feldman                     396,700(3)                           9.1

Michael Feldman                  141,500(4)(5)                        2.4

Sheri L. Halfon                   30,100(6)                           *

Doug Rowan                         5,000(7)                           *

James A. Janowitz                      0(8)                           *

Directors and Executive        2,214,650(9)                          45.71
  Officers as a Group
  (7 persons)
----------
* The number of shares owned is less than one percent of the outstanding shares.

          The percentage of class calculation assumes for each beneficial owner that all of the options exercised in full only by the named beneficial owner and that no other options are deemed to be exercised by any other stockholder.

          See footnote (2) to Principal Stockholders table.

          See footnote (3) to Principal Stockholders table.

          Includes vested options to purchase up to 90,000 shares of Common Stock at a price of $1.70 per share, exercisable until September 30, 2006 and vested options to purchase up to 30,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007. Does not include unvested options to purchase up to 60,000 shares of Common Stock at a price of $1.70 per share, exercisable until September 30, 2006 and unvested options to purchase up to 45,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007.

          Michael Feldman is Gene Feldman's nephew.

          Includes vested options to purchase up to 30,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007. Does not include unvested options to purchase up to 45,000 shares of Common Stock at a price of $3.00 per share, exercisable until February 19, 2007.

          Includes vested options to purchase up to 4,000 shares of Common Stock at a price of $5.00 per share, exercisable until July 1, 2007. Does not include unvested options to purchase up to 6,000 shares of Common Stock at a price of $5.00 per share, exercisable until July 1, 2007.

          Does not include 25,000 shares of Common Stock which are owned by Pryor, Cashman, Sherman & Flynn, a law firm in which Mr. Janowitz is a senior partner, as to which Mr. Janowitz disclaims beneficial ownership.

          Includes 614,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.

Except for the shares of Common Stock subject to the options described in footnotes 2 through 4, and 6 and 7 above, none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership. The Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.


                              ELECTION OF DIRECTORS

         Directors of the Company are divided into three classes. At each annual meeting of stockholders, directors are elected to succeed those directors whose terms expire and are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The terms of Douglas Rowan and James A Janowitz expire this year. Certain information with respect to nominees for election as directors and directors whose term of office will continue after the Annual Meeting is set forth below.

Douglas Rowan has served as the President of Imaging Solutions, a high technology consulting company, since 1997 and was President and Chief Executive Officer of Corbis Corporation, a company which is building a library of digital images, from April 1994 to July 1997; Senior Vice President of Worldwide Customer Operations of Ungermann-Bass, Inc., a networking product company, from November 1993 to April 1994, and President of AXS, a software corporation for the new digital content industry from April 1, 1991 through December 31, 1992. Doug Rowan is a Class I Director whose term expires at the 1998 annual meeting of the Company. Age 59

James A. Janowitz has been a senior partner in the litigation department at Pryor, Cashman, Sherman & Flynn, LLP and head of its motion picture group for more than the past five years. Mr. Janowitz is a Class I Director whose term expires at the 1998 annual meeting of the Company. Age 51

Gene Feldman has served as Chairman of the Board of the Company and President of Wombat Productions, Inc., a subsidiary of the Company ("Wombat") since their respective formations on March 7, 1997. Prior to the Company's reincorporation, Gene Feldman served as Chairman of the Board of The CineMasters Group, Inc. ("CineMasters") and President of the Wombat Division for more than the past five years. Mr. Gene Feldman is a Class III Director whose term expires at the 2000 annual meeting of the Company. Age 73

Cary Brokaw has served as President, Chief Executive Officer and Director of the Company since its formation on March 7, 1997. Prior to the Company's reincorporation, Mr. Brokaw served as President, Chief Executive Officer and Director of CineMasters from September 30, 1996 and President and Chief Executive Officer of Avenue Pictures since its formation in 1991. Mr. Brokaw is a Class III Director whose term expires at the 2000 annual meeting of the Company. Age 47

Michael  Feldman has served as  Executive  Vice  President  and  Director of the
Company since its formation on March 7, 1997. Prior to the Company's reincorporation, Michael Feldman had served as Executive Vice President and Director of CineMasters from September 30, 1996. Michael Feldman served as an officer of General Physics Corporation from 1991 to 1996 and has been a Director of International Business Development at GP Strategies Corporation since 1995. Mr. Michael Feldman is a Class II Director whose term expires at the 1999 annual meeting of the Company. Age 31

Sheri L. Halfon has served as Senior Vice President, Chief Financial Officer and Director of the Company since its formation on March 7, 1997. Prior to the Company's reincorporation, Ms. Halfon had served as Chief Financial Officer, Senior Vice President and Director of CineMasters from September 30, 1996 and Chief Financial Officer and Senior Vice President of Avenue Pictures since its formation in 1991. Ms. Halfon is a Class II Director whose term expires at the 1999 annual meeting of the Company. Age 42

Section 16(a) Beneficial Ownership Reporting Compliance

         The Company believes that during the most recent fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Michael Feldman filed an untimely report on Form 4.

Board of Directors

    The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held two meetings in 1997, at which all of the directors attended all of the meetings. In addition, the Board acted through unanimous written consent on three occasions. All of the Directors attended the meetings of the Committees on which they served.

Directors Compensation

         The Company does not currently pay compensation to directors for service in that capacity.

Audit Committee

    The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants to serve as auditors for the following year in examining the books and records of the Company. The Audit Committee currently consists of Doug Rowan and James Janowitz.

                             EXECUTIVE COMPENSATION

    The following table and notes present the aggregate compensation paid or accrued by the Company and subsidiaries to its President and Chief Executive Officer and the Company's most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term

                                                                              Compensation
                                                                                 Awards
                                                   Annual Compensation            Stock          All Other
                                                Salary           Bonus          Options        Compensation
Name and Principal Position           Year        ($)             ($)              (#)              ($)
---------------------------           ----        ---             ---              ---              ---

Cary Brokaw                           1997      450,000          -0-            100,000(1)          -
President, Chief Executive            1996      450,000(2)       -0-            300,000(1)          -
Officer and Director                  1995      391,000          -0-                 -0-            -

Gene Feldman                          1997      150,000          -0-             75,000(3)          -
Chairman of the Board,                1996      150,000          -0-                 -0-            -
President of Wombat                   1995      101,115       4,225             200,000(3)          -

Sheri L. Halfon                       1997      120,000(4)       -0-             75,000(5)          -
Chief Financial Officer,              1996       95,000(2)(4)    -0-                 -0-            -
Senior Vice President and             1997       95,000(2)(4)    -0-                 -0-            -
Director
-------------------
(1) Of the  100,000  stock  options  granted to Mr.  Brokaw in 1997,  40,000 are currently vested and of the 300,000 stock options granted to Mr. Brokaw in 1996,
180,000 are currently vested.

(2) Prior to completion of the business combination of the Company and CineMasters on September 30, 1996 (the "Business Combination"), Mr. Brokaw's and
Ms. Halfon's compensation was paid directly by Avenue Pictures, Inc.

(3) Of the 75,000 stock options granted to Mr. Feldman in 1997, 30,000 are currently vested and of the 200,000 stock options granted to Mr. Feldman in 1995, all are currently vested.

(4) Includes $65,539, $8,400 and $56,763 for 1997, 1996 and 1995,  respectively, paid to Ms. Halfon by certain companies whose shows were in production or post-production by the Company.

(5) Of the 75,000 stock options granted to Ms. Halfon in 1997, 30,000 are currently vested.



    The following table and notes contain information concerning the grant of non-qualified stock options in 1997 to the named executive officers pursuant to the 1997 Plan.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                            % of Total                             Market Price
                        Number of             Options                              of Underlying
                       Securities           Granted to                              Security on
                       Underlying            Employees            Exercise            Date of
                         Options             in Fiscal              Price              Grant           Expiration
Name                   Granted (1)             Year             ($ per share)      ($ per share)          Date
----                   -----------             ----             -------------      -------------          ----
Cary Brokaw              100,000                17                  3.00               3.125             2/19/07
Gene Feldman              75,000                13                  3.00               3.125             2/19/07
Sheri Halfon              75,000                13                  3.00               3.125             2/19/07
-------------

          The options were granted  pursuant to the terms of the Company's Stock
Option and Long Term Incentive Compensation Plan. The options are exercisable at the rate of 20% per annum commencing on the February 19, 1997, date of grant and expire on February 19, 2007.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Brokaw Employment Agreement. In connection with the Business Combination, Mr. Brokaw entered into a five-year employment agreement (the "Brokaw Employment Agreement") with the Company pursuant to which, among other things, Mr. Brokaw became the President and Chief Executive Officer of the Company. The Brokaw Employment Agreement provides Mr. Brokaw with an annual base salary of $450,000 (which base salary may be paid from any Company source other than net cash flow generated by Wombat). Mr. Brokaw is also eligible for annual bonuses based upon the performance of Mr. Brokaw and the Company during the previous fiscal year, to be determined in the discretion of the Board of Directors. The dollar amount of the annual bonus will not exceed two times the annual base salary. The Brokaw Employment Agreement provides that the Company may only terminate Mr. Brokaw's employment with the Company for "cause." If Mr. Brokaw's employment is terminated due to death or disability, he will receive his base salary through the date of termination of employment. Any vested options not exercised prior to the termination of employment for this reason will remain exercisable for the six month period beginning on the date of termination. If his employment is terminated for "Cause" as defined in the Brokaw Employment Agreement, he will be entitled to the base salary and any accrued annual bonus that has been determined and awarded, but not paid, through the date of termination of his employment. Any vested options not exercised prior to the termination of employment for Cause will remain exercisable until the end of the ninetieth day following the date of termination. If Mr. Brokaw terminates his employment following a "Change of Control" as defined in the Brokaw Employment Agreement, he will receive (i) his earned but unpaid compensation as of the date of the Change of Control; (ii) continued benefits for the remaining unexpired employment term; (iii) a lump sum payment on the date of the Change of Control equal to the future base salary that he would have earned if he had continued working for the remaining unexpired employment term; and (iv) bonus payments that would have been made to Mr. Brokaw if he had continued working for the Company during the remaining unexpired employment term. The Company is entitled to seek to obtain, and has obtained, $2,000,000 in "key-man" life insurance on his life. Pursuant to the Brokaw Employment Agreement, Mr. Brokaw was granted options to purchase up to 300,000 shares of Common Stock for an exercise price of $1.70 per share. Such stock options will vest in equal installments over the first five years of Mr. Brokaw's employment with the Company and will be exercisable for a period of ten years from the date of grant. The Brokaw Employment Agreement provides for accelerated vesting of all of Mr. Brokaw's stock options upon a "change of control" of the Company or upon a material breach of the Brokaw Employment Agreement by the Company. As President and Chief Executive Officer of the Company, Mr. Brokaw is entitled to certain customary perquisites, including, without limitation, a car allowance, term life insurance, and reimbursement of all reasonable travel and entertainment expenses. In addition, Mr. Brokaw is entitled to participate in all employee benefit plans offered to executive officers of the Company.

         Gene Feldman Employment Agreement. In connection with the Business Combination, Gene Feldman entered into a five-year employment agreement (the "Feldman Employment Agreement") with the Company pursuant to which, among other things, Gene Feldman became the Chairman of the Company and President of Wombat. The Feldman Employment Agreement provides Gene Feldman with an annual base salary of $150,000 (provided that such base salary is funded solely out of net cash flow generated by Wombat. Gene Feldman is also eligible for annual bonuses based upon the performance of Gene Feldman and the Company during the previous fiscal year, to be determined in the discretion of the Board of Directors. The dollar amount of the annual bonus will not exceed two times the annual base salary. The Feldman Employment Agreement provides that the Company may only terminate Gene Feldman's employment with the Company for "cause." If Mr. Feldman's employment is terminated due to death or disability, he will receive his base salary through the date of termination of employment. Any vested options not exercised prior to the termination of employment for this reason will remain exercisable for the six month period beginning on the date of termination. If his employment is terminated for "Cause" as defined in the Feldman Employment Agreement, he will be entitled to the base salary and any accrued annual bonus that has been determined and awarded, but not paid, through the date of termination of his employment. Any vested options not exercised prior to the termination of employment will remain exercisable until the end of the ninetieth day following the date of termination. If Mr. Feldman terminates his employment following a "Change of Control" as defined in the Feldman Employment Agreement, he will receive (i) his earned but unpaid compensation as of the date of the Change of Control; (ii) continued benefits for the remaining unexpired employment term; (iii) a lump sum payment on the date of the Change of Control equal to the future base salary that he would have earned if he had continued working for the remaining unexpired employment term; and (iv) bonus payments that would have been made to Mr. Feldman if he had continued working for the Company during the remaining unexpired employment term. As chairman of the Company and President of Wombat, Gene Feldman is entitled to certain customary perquisites, including, without limitation, a car allowance, term life insurance, and reimbursement of all reasonable travel and entertainment expenses. In addition, Gene Feldman is entitled to participate in all employee benefit plans offered to executive officers of the Company.

Certain Transactions

         Gene Feldman Exit Option Agreement. In connection with the Business Combination, Gene Feldman entered into an exit option agreement with the Company pursuant to which, among other things, he was given an option, exercisable during the six-month period commencing on the date of termination of his employment, to purchase the production assets of Wombat for a cash purchase price equal to the book value of such assets. This option does not include the Wombat film library. In addition, the Company retained the right to acquire any future production of Mr. Feldman for nominal consideration, subject to (i) the rights of Mr. Feldman to receive commercially reasonable producer fees, (ii) the rights, if any, of A&E, as licensee, consistent with past practice, and (iii) the distribution rights pursuant to the Distribution Agreement, dated July 1, 1995 and April 28, 1996 between Janson Associates, Inc. and Wombat. Upon the exercise of such option, Gene Feldman will no longer be employed by the Company but will be entitled to receive annual payments for the remainder of his life equal to the lesser of (i) 25% of the annual net income (which shall be determined without deduction for general and administrative expenses) derived by the Company from the original Wombat library and (ii) $100,000 annually. If Gene Feldman shall die prior to the exercise of such option, Gene Feldman's wife, Suzette St. John Feldman, shall following Gene Feldman's death have the right to exercise such option and to receive such annual payments for a period of five years following the date of such exercise. If Gene Feldman shall die after the exercise of such option but prior to the fifth anniversary of the date of such exercise, Suzette St. John Feldman shall following Gene Feldman's death be entitled to receive such annual payments for a period of five years following the date of Gene Feldman's death; provided, however, that such annual payments shall be reduced from $100,000 to $75,000 following the fifth anniversary of the date of Gene Feldman's exercise of such option. In addition, if the Company shall determine to sell its library during the first five years following the exercise of such option by Gene Feldman, the Company shall first offer to sell its library to Gene Feldman based upon a specific price and upon specific terms. If Gene Feldman does not accept such offer within a reasonable period of time, the Company will then have a limited period of time in which to sell its library to a third party for a price and upon terms no less favorable to the Company than those offered to Gene Feldman.

         Stockholders Agreement. In connection with the Business Combination, Mr. Brokaw entered into a stockholders agreement (the "Stockholders Agreement"), amended in connection with the reincorporation, with the Company and each of GP Strategies, Gene Feldman, Jerome Feldman, Suzette St. John Feldman, and Michael Feldman (collectively, the "Feldman Group"), pursuant to which, among other things, the Board of Directors of the Company was reconstituted such that Mr. Brokaw and the Feldman Group each have three designees on a six-person Board of Directors and, except as may be mutually agreed upon, equal representation on any committee of the Board of Directors. The Stockholders Agreement provides that all extraordinary transactions (i.e., any merger or consolidation involving the Company or any subsidiary, any public offering, any sale or other disposition of a material portion of the assets of the Company and/or its subsidiaries, any acquisition or investment in excess of $250,000, etc.) shall require the prior approval of the Board of Directors of the Company. In addition, the Stockholders Agreement provides that, except for ordinary course
(i) expenditures for office rent, (ii) expenditures for selling, general, and administrative expenses, and (iii) out-of-pocket development expenditures not in excess of $500,000 during each of the first two fiscal years following consummation of the Business Combination, aggregate expenditures in excess of $250,000 in any fiscal year will require the prior approval of the Board of Directors of the Company. The Stockholders Agreement also provides each of Mr. Brokaw and the members of the Feldman Group with reciprocal rights of first negotiation and refusal and tag-along rights in the event that either party wishes to dispose of some or all of his, her, or its shares of Common Stock in a privately-negotiated transaction. Mr. Brokaw has agreed until December 31, 1997 to maintain a balance of cash or cash equivalents (including the registered shares of GP Strategies common stock held by the Company as described below) for the Company of at least $500,000 and shall at all times thereafter maintain a balance of cash or cash equivalents for the Company of at least $300,000. Pursuant to the Stockholders Agreement, $500,000 in cash or cash equivalents was placed in a separate account with any withdrawal from such account requiring the signatures of each of Mr. Brokaw and a representative from the Feldman Group. The balance of such account will be reduced to $300,000 on December 31, 1997.

         Transaction with GP Strategies. In connection with the Business Combination, GP made a capital contribution valued at $815,000 to the Company in the form of registered shares of GP common stock in exchange for 407,500 shares of the Company's Common Stock.

         Distribution Agreement. On July 1, 1995 and April 28, 1996, Wombat entered into a distribution agreement with Janson Associates, Inc. whereby Janson (the "Distributor") was granted sole and exclusive rights to license essentially all the programs of the Wombat film library for all forms of television and video worldwide for a period of ten years, subject to automatic renewals in three year increments. In consideration of Janson's services under the Distribution Agreement, Janson is entitled to retain a distribution fee, ranging from 25% to 40%, depending upon whether such distribution is via domestic television network, syndication, international television, or home video, of the gross receipts derived from the licensing of each program. In addition, Janson is reimbursed for certain distribution expenses out of gross receipts. The remaining balance is remitted to Wombat as its licensor royalty. The Distributor also gained the exclusive right to execute all contracts for the exploitation of these rights. The President of Janson, Stephen Janson, is related to the Company's Chairman, Gene Feldman, through marriage.

         Transaction with Cary Brokaw. Cary Brokaw, the President and Chief Executive Officer and a director of the Company had a loan outstanding to the Company aggregating approximately $107,000 (including accrued interest thereon) commencing April 15, 1997. The loan accrues interest at the rate of 9% per annum. As of October 26, 1998, approximately $18,000 of the loan is outstanding (including accrued interest thereon).


                              STOCKHOLDER PROPOSALS

    Stockholders may present proposals for inclusion in the Company's 1999 proxy statement provided they are received by the Company no later than April 30, 1999 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors recommended and approved, effective January 1, 1997, the selection of KPMG Peat Marwick LLP to audit the accounts of the Company for the five months ending December 31, 1996 and fiscal year ended December 31, 1997. KPMG Peat Marwick LLP has no financial interest in the Company or any of its subsidiaries, and neither it nor any member or employee of the firm has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The decision to engage KPMG Peat Marwick LLP did not result from disagreements with the Company's prior accountants, Israeloff, Trattner & Co., who were dismissed effective January 1, 1997. The accountant's reports of Israeloff, Trattner & Co. on the financial statements of the Company for the years ended July 31, 1996 and 1995 were unqualified and no disagreements or reportable events occurred during such period and the subsequent interim period.

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the year ending December 31, 1998. KPMG Peat Marwick LLP has audited the Company's books since January 1, 1997. The Board considers KPMG Peat Marwick LLP to be well qualified for the function of serving as the Company's auditors.

         A representative of KPMG Peat Marwick LLP, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desires and is expected to be available to respond to appropriate questions from stockholders.


                                     GENERAL

    So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.


                              COST OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.


                        AVENUE ENTERTAINMENT GROUP, INC.


COMMON STOCK                        Annual Meeting of Stockholders      PROXY

                           To Be Held December 3, 1998

           This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of Avenue Entertainment Group, Inc. hereby appoints Cary Brokaw and Gene Feldman, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the offices of GP Strategies Corporation, 9 West 57th Street, Suite 4170, New York, New York on December 3, 1998, at 11:00 a.m. Local Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

1.       Election of Directors: Douglas Rowan, James A. Janowitz.
        For               Withhold                           For All Except

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

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2. Upon any other  matters  which may  properly  come  before the meeting or any adjournments thereof.

         Please sign exactly as name appears below.

                                          Dated                          , 1998
                                          Signature
                                          Signature if held jointly

                    Please mark, sign, date and return the proxy card promptly using the enclosed envelope. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.